EXHBIT 3.1

EMTEC, INC

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION, AS AMENDED

Emtec, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:                      That the Board of Directors of said Corporation, by action taken at a meeting of the Board of Directors, adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation, as amended of said Corporation:

RESOLVED, that the Board of Directors of the Corporation deems it advisable and in the Corporation’s best interest and approves an increase in the amount of the Corporation’s authorized capital stock, and in order to effect such change, the Corporation’s Certificate of Incorporation, as amended,  be, and hereby is, further amended in accordance with Section 242 of the General Corporate Law of the State of Delaware as follows:

(a)  The first paragraph of Article IV of the Certificate of Incorporation, as amended, is hereby deleted in its entirety.

(b)  The following paragraph is hereby inserted in replacement thereof:

“The total number of shares of capital stock that the Corporation shall have the authority to issue is thirty million (30,000,000) shares, which shall be shares of Common Stock and shall have a par value of $0.01 per share.”

and further

RESOLVED, that the foregoing amendment of the Corporation’s Certificate of Incorporation, as amended, be submitted for consideration by the stockholders of the Corporation and the next annual meeting of stockholders; and further

RESOLVED, that, upon approval by the stockholders of the Corporation of the foregoing amendment of the Corporation’s Certificate of Incorporation, as amended, the proper officers of the Corporation be, and each of them hereby is, authorized, empowered and directed to execute and file with the Office of the Secretary of State of the State of Delaware a Certificate of Amendment of the Corporation’s Certificate of Incorporation, as amended, attached as Exhibit A hereto, effecting the foregoing proposed amendment; and further

RESOLVED, that the proper officers of the Corporation be, and each of them hereby is, in the name and on behalf of the Corporation, and under its corporate seal or otherwise, authorized, empowered and directed to take or cause to be taken, all such further actions in connection with the transactions contemplated by the foregoing resolutions, and to execute and deliver, or cause to be executed and delivered, such documents as they shall deem necessary or advisable to effectuate the intent and purposes of the foregoing resolutions and the actions contemplated thereby.

SECOND:                      That, the stockholders of the Corporation have approved the foregoing amendment at an annual meeting of the stockholders called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, and that the stockholders have duly adopted the amendment in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, Emtec, Inc. has caused this Certificate of Amendment to be signed by Dinesh R. Desai, its President and Chief Executive Officer, this 24th day of January, 2011.

EMTEC, INC.

By: /s/ Dinesh R. Desai
Dinesh R. Desai
President and Chief Executive Officer